TERRITORY OF THEBRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(No. 16 of 2004)

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Ossen Innovation Co., Ltd.

(formerly Ultra Glory International Ltd.)

NAME

1.	The name of the Company is Ossen Innovation Co., Ltd.

TYPE OF COMPANY

2.	The Company is a company limited by shares.

REGISTERED OFFICE

3.	The first Registered Office of the Company is the offices of Mossack Fonseca & Co. (B.V..) Ltd., P.O. Box 3136, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

REGISTERED AGENT

4.	The first Registered Agent of the Company is Mossack Fonseca & Co. (B.V.I.) Ltd.

ISSUED SHARES

5.	The maximum number of shares that the Company is authorized to issue is 100,000,000.

CLASSES, NUMBER AND PAR VALUE OF SHARES

6.	The shares issued by the Company shall be made up of one class and one series of shares, namely ordinary shares with a par value of US$0.01 each

FRACTIONAL SHARES

7.
The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO SHARES

8.	(1) All shares shall have;

(a) the right to one vote at a meeting of the members of the Company or on any resolution of members;

(b) the right to an equal share in any distribution by way of dividend paid by the Company; and

(c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

(2) The directors may at their discretion by resolution of directors redeem, purchase or otherwise acquire, for fair value, all or any of the shares in the Company subject to the Articles

VARIATION OF CLASS RIGHTS

9.
If at any time the issued shares are divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

10.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

CAPACITY AND POWERS

11.	Subject to the Act, any other British Virgin Islands legislation and paragraph 12 below the Company has, irrespective of corporate benefit:

(a) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction;

(b) for the purposes of paragraph (a), full rights, powers and privileges; and

(c) full powers to issue shares with pre-emptive rights, subject to the Articles.

LIMITATIONS ON THE COMPANY’S BUSINESS

12.	For the purposes of section 9(4) of the Act the Company may not;

(a) carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(b) carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under the Insurance Act 1994;

(c) carry on business of company management, unless it is licensed under the Company Management Act, 1990;

(d) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands;

(e) carry on the business as a mutual fund, manager of mutual funds or administrator of mutual funds unless it is recognized or licenced as the case may be under the Mutual Funds Act 1996; or

(f)   carry on any other business that gives rise to a licencing requirement under any law for the time being in force in the British Virgin Islands unless it is licenced, regulated, recognised or otherwise approved pursuant to such law.

REGISTERED SHARES AND PROHIBITION ON ISSUE OF BEARER SHARES

13.	Shares in the Company may only be issued as registered shares. The issue of shares to bearer is prohibited.

PROHIBITION ON EXCHANGE AND CONVERSION OF REGISTERED SHARES TO BEARER SHARES

14.	The exchange or conversion of registered shares to bearer shares is prohibited.

TRANSFER OF REGISTERED SHARES

15.	Shares in the Company may be transferred, subject to any limitations contained in the Articles.

15A.
In the case of uncertificated shares, and subject to the Act, a shareholder shall be entitled to transfer his shares and other securities by means of a relevant system and the operator of the relevant system shall act as agent of the shareholders for the purposes of the transfer of shares or other securities.

15B.
Any provision in the Memorandum or Articles in relation to the shares shall not apply to any uncertified shares to the extent that they are inconsistent with the holding of any shares in uncertificated form, the transfer of title to any shares by means of a relevant system and any provision of the Regulations.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

16
No article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members.  A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

DEFINITIONS

17.	The meanings of words in this Memorandum are as defined in the Articles.

We, Mossack Fonseca & Co (B.V.I.) LTD of P. O Box 3136, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this restated Memorandum of Association the  [     ] day of  September, 2010.

Incorporator

________________
Rosemarie Flax
Authorised Signatory

Mossack Fonseca & Co. (B.V.I.) LTD